Exhibit 99.1

SPAR Group Announces Departure of CEO

WHITE PLAINS, N.Y., May 17, 2017 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq:SGRP), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that, Scott Popaditch, the Company's CEO, has resigned from the Company effective May 15, 2017. SPAR Group's Board of Directors has begun the search for a replacement.

Effective immediately, current Chief Operating Officer, Kori G. Belzer, will serve as interim-CEO. Ms. Belzer has served as Chief Operating Officer since 2004, and has served in multiple operating and client service leadership roles at SPAR Group for 25 years.

"On behalf of our Board of Directors, we thank Scott for his work and wish him the best in his future endeavors," said Lead Director, Arthur B. Drogue. "We are committed to a seamless transition and with Kori's in-depth knowledge and experience, the business is in good hands while we search for a new CEO."

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, dollar, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, demonstrating or promoting a product, providing in-store event staffing services and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 10 countries that encompass approximately 50% of the total world population through its operations in the United States, Australia, Brazil, Canada, China, India, Japan, Mexico, South Africa and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051